Exhibit 99.1

DXC Identifies Ransomware Attack on Part of its Xchanging Environment

TYSONS, Va., July 5, 2020 — DXC Technology (NYSE: DXC) announced today that certain systems of its subsidiary, Xchanging, have experienced a ransomware attack. Xchanging is primarily an insurance managed services business that operates on a standalone basis. The company is confident that this incident is isolated to the Xchanging environment. In addition, DXC does not have any indication at this time that data has been compromised or lost.

The company has implemented a series of containment and remediation measures to resolve this situation. DXC is actively working with affected customers to restore access to their operating environment as quickly as possible. DXC is also engaging with law enforcement and appropriate cyber agencies.

DXC will continue to update its customers, shareholders, and people on its progress in resolving this situation.

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About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. With decades of driving innovation, the world’s largest companies trust DXC to deploy our enterprise technology stack to deliver new levels of performance, competitiveness and customer experiences. Learn more about the DXC story and our focus on people, customers and operational execution at www.dxc.technology.

Contact:

•	Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com

•	Natasha Cowan, Marketing & Communications, +44 (0) 203 882 4422, natasha.cowan@dxc.com

•	Shailesh Murali, Investor Relations, +1-703-245-9700, shailesh.murali@dxc.com

Forward-Looking Statement

All statements in this report that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.